EXHIBIT 3.1.7

Roadships Holdings Inc.
Unanimous Written Consent of Board of Directors
in Lieu of Meeting

The undersigned, being all of the directors of Roadships Holdings Inc., a Delaware corporation (the “Corporation”), do hereby waive notice and consent to the adoption of the following resolutions pursuant to the Delaware General Corporation Law, do hereby waive notice and adopt the following resolutions with the same force and effect as if such resolutions had been duly presented and adopted at a meeting of the Board of Directors of the Corporation:

WHEREAS, the Board of Directors has deemed it advisable to issue Michael Nugent ATF Twenty Second Trust, 1 Share of Preferred Series A stock;

NOW, THEREFORE, be it:

RESOLVED, the Board of Directors do hereby approve the issuance of 1 Share of Preferred Series A stock to Michael Nugent ATF Twenty Second Trust, and be it

FURTHER RESOLVED, that the Officers of said Corporation be, and they hereby are, authorized to sign any and all documents and perform any and all acts on behalf of the Corporation, in their discretion, deem necessary, desirable or appropriate for the issuance of 1 share of Preferred A stock to Michael Nugent ATF Twenty Second Trust.

IN WITNESS WHEREOF,  we hereby set our hands this 12th day of March, 2013.

Micheal Nugent	Michael Norton-Smith

Robert McClelland	Patrick Greene